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Exhibit (1)(d) Board Resolution of the Board of Directors establishing four investment subdivisions.

                          UNANIMOUS WRITTEN CONSENT OF
                            THE BOARD OF DIRECTORS OF
                  GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK


The undersigned, being the duly appointed Directors of GE Capital Life Assurance Company of New York (the "Company"), hereby take the following action by unanimous written consent in lieu of a meeting pursuant to Section 708 of the New York Business Corporation Law:

WHEREAS, The Board of Directors of the Company, pursuant to the Provisions of
Section 4240 of the New York Insurance Law, adopted a resolution establishing GE Capital Life Separate Account II (the "Separate Account") on April 1, 1996, and

WHEREAS, The Company wishes to establish four additional investment subdivisions of Separate Account II which will invest in shares of Premier Growth Equity Fund of GE Investments Funds, Inc. and Salomon Investors Fund, Salomon Total Return Fund and Salomon Strategic Bond Fund of Salomon Brothers Variable Series Fund Inc.

NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors of the Company does hereby establish and create four additional investment subdivisions of the aforementioned separate account. Each of these investment subdivisions shall invest in shares of a single mutual fund portfolio as set forth below:

     INVESTMENT SUBDIVISIONS    TO BE INVESTED IN

                                GE Investments Funds, Inc.
     GEI Premier Growth Equity      Premier Growth Equity Fund

                                Salomon Brothers Variable Series Fund, Inc
     SAL Investors                 Salomon Brothers Investors Fund
     SAL Total Return              Salomon Total Return Fund
     SAL Strategic Bond            Salomon Strategic Bond Fund

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements may be necessary or appropriate to enable such investments to be made, and the Board of Directors hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each or any of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

FURTHER RESOLVED, That these resolutions shall take effect as of August 15, 1999.